BETWEEN

                       THE JONES FINANCIAL COMPANIES

                                    AND

              BOONE NATIONAL SAVINGS AND LOAN ASSOCIATION, F.A.


                           dated October 25, 1994
                    AGREEMENT AND PLAN OF ACQUISITION

TABLE OF CONTENTS

                                                             PAGE
ARTICLE I.    DEFINITIONS                                     1

ARTICLE II.   MERGER

    2.1  The Merger                                           5
    2.2  Closing; Effective Time                              6
    2.3  Execution of Plan of Merger                          7

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF BOONE

    3.1  Capital Structure                                    7
    3.2  Organization, Standing and Authority of Boone        7
    3.3  Ownership of Boone Subsidiary                        7
    3.4  Organization, Standing and Authority of
           Boone Subsidiary                                   8
    3.5  Authorized and Effective Agreement                   8
    3.6  Securities Documents and Regulatory Reports          9
    3.7  Financial Statements                                10
    3.8  Material Adverse and Other Changes                  11
    3.9  Environmental Matters                               11
    3.10 Allowance for Loan Losses and Real Estate Owned     12
    3.11 Tax Matters                                         12
    3.12 Legal Proceedings                                   15
    3.13 Compliance with Laws                                15
    3.14 Deposit Insurance and Other Regulatory Matters      16
    3.15 Certain Information                                 16
    3.16 Employee Benefit Plans                              17
    3.17 Certain Contracts                                   20
    3.18 Insurance                                           20
    3.19 Loans, Real Estate Owned, Etc.                      21
    3.20 Properties                                          21
    3.21 Labor                                               22
    3.22 Transactions with Affiliated Persons
         and Affiliates                                      22
    3.23 Required Vote                                       22
    3.24 Disclosures                                         22

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES
                OF JONES

    4.1  Organization, Standing and Authority of Jones       23
    4.2  Interim                                             23
    4.3  Authorized and Effective Agreement                  24
    4.4  Certain Information                                 25
    4.5  Legal Proceedings                                   25
    4.6  Regulatory Approvals                                25
    4.7  Financial Statements                                26
    4.8  Material Adverse Change                             26
    4.9  Funding                                             26
    4.10 Disclosures                                         26

ARTICLE V.    COVENANTS

    5.1  Shareholder Meeting                                 27
    5.2  Applications                                        27
    5.3  Best Efforts                                        28
    5.4  Investigation and Confidentiality                   28
    5.5  Press Releases                                      30
    5.6  Forbearances of Boone                               30
    5.7  Current Information                                 33
    5.8  Directors, Officers and Employees                   33
    5.9  Employee Benefit Plans                              35
    5.10 Indemnification                                     36
    5.11 Disclosure Supplements                              36
    5.12 Dissenting Shares                                   36
    5.13 Jones, Interim and Surviving Corporation            36
    5.14 Failure to Fulfill Conditions                       37
    5.15 Legal Fees                                          37

ARTICLE VI.   CONDITIONS PRECEDENT

    6.1  Conditions Precedent - Jones and Boone              37
    6.2  Conditions Precedent - Boone                        38
    6.3  Conditions Precedent - Jones                        39

ARTICLE VII.  TERMINATION, WAIVER AND AMENDMENT

    7.1  Termination                                         41
    7.2  Effect of Termination                               43
    7.3  Survival of Representations, Warranties
           and Covenants                                     43
    7.4  Waiver                                              43
    7.5  Amendment or Supplement                             44

ARTICLE VIII. MISCELLANEOUS

    8.1  Expenses                                            44
    8.2  Entire Agreement                                    44
    8.3  Assignment                                          44
    8.4  Notices                                             45
    8.5  Interpretation                                      45
    8.6  Counterparts                                        45
    8.7  Governing Law                                       46

EXHIBIT A                                   Plan of Merger
EXHIBIT B                                 Stockholder Agreement

ANNEX I                                      Opinion of Counsel

ANNEX II                                     Opinion of Counsel




                   AGREEMENT AND PLAN OF ACQUISITION


     Agreement and Plan of Acquisition ("Agreement"), dated as of October 25, 1994, by and between The Jones Financial Companies, a Missouri limited partnership ("Jones") and Boone National Savings and Loan Association, F.A., a federally chartered stock savings and loan association ("Boone").


                          W I T N E S S E T H:


     WHEREAS, the parties hereto desire to provide for Jones's acquisition of Boone on the terms and conditions herein contained; and

     WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby; and

     WHEREAS, Jones will organize [Jones Interim Bank, F.A.]
("Interim") in connection with the application for regulatory approval of the transactions contemplated hereby;

     WHEREAS, simultaneously with the execution of this Agreement, certain stockholders of Boone are entering into Stockholder Agreements, in each case dated as of the date hereof;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:


                               ARTICLE I

                              DEFINITIONS

     "Boone Common Stock" shall mean the common stock, par value
$1.00 per share, of Boone.

     "Boone Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Boone as of December 31, 1993 and 1992 and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Boone for each of the three years ended December 31, 1993, 1992 and 1991 as filed by Boone in its Securities Documents, (ii) the consolidated balance sheets of Boone (including related notes and schedules, if any) and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Boone included in the Securities Documents filed by Boone with respect to the quarterly and annual periods ended subsequent to December 31, 1993, and (iii) the consolidated balance sheet (including related notes and schedules, if any) of Boone as of July 31, 1994 used in the determination of the Merger Consideration.

     "Boone Stock Option Plan" shall mean the Boone National
Savings and Loan Association, F.A. 1990 Stock Option Plan.

     "Boone Subsidiary" shall mean Boone National Financial
Services, Incorporated.

     "Charter Amendment" shall mean the amendment to Section 8 of the Federal Stock Charter of Boone to permit the acquisition of beneficial ownership of more than 10% of the Boone Common Stock by Jones.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Commission" shall mean the Securities and Exchange
Commission.

     "DOJ" shall mean the Department of Justice.

     "Effective Time" shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

     "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern.

     "Environmental Laws" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to
(1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation
(1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. S9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. S6901, et seq; the Clean Air Act, as amended, 42 U.S.C. S7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. S1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. S2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. S11001, et seq; the Safe Drinking Water Act, 42 U.S.C. S300f, et seq; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern.

     "ERISA" shall mean the Employee Retirement Income Security
Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of
1934, as amended.

     "Exchange Agent" shall have the meaning ascribed thereto in the Plan of Merger.

     "FDIA" shall mean the Federal Deposit Insurance Act.

     "FDIC" shall mean the Federal Deposit Insurance Corporation, or any successor thereto.

     "FHLB" shall mean Federal Home Loan Bank.

     "FRB" shall mean the Board of Governors of the Federal
Reserve System.

     "FTC" shall mean the Federal Trade Commission.

     "HOLA" shall mean the Home Owners' Loan Act.

     "Jones Financial Statements" shall mean the consolidated statements of financial condition (including related notes and schedules, if any) of Jones as of December 31, 1993 and 1992 and the consolidated statements of income, changes in partnership capital and cash flows (including related notes and schedules, if any) of Jones for each of the three years ended December 31, 1993 and the consolidated statements of financial condition (including related notes and schedules, if any) of Jones and the consolidated statements of income, changes in partnership capital and cash flows (including related notes and schedules, if any) of Jones with respect to the quarterly and annual periods subsequent to December 31, 1993.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental
Laws.

     "Merger" shall mean the merger of Interim with and into Boone pursuant to the terms hereof and the Plan of Merger.

     "Merger Consideration" shall mean $69.78 per share to be received by the holders of each of the 115,041 outstanding shares of Boone Common Stock pursuant to the Plan of Merger.

     "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury and its predecessor, the Federal
Home Loan Bank Board, or any successor thereto.

     "Plan of Merger" shall mean the a plan of merger substantially in the form of the Plan of Merger attached hereto as Exhibit A.

     "Previously Disclosed" shall mean disclosed (i) in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and the section of this Agreement to which such matters pertain, or
(ii) a letter dated after the date hereof from the disclosing party specifically referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.10 hereof.

     "Proxy Statement" shall mean the proxy statement to be delivered to shareholders of Boone in connection with the solicitation of their approval of this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, as amended or supplemented, if amended or supplemented.

     "Real Estate Owned" shall mean real estate acquired by foreclosure or by deed-in-lieu of foreclosure, real estate in judgment and subject to redemption and in-substance foreclosures under generally accepted accounting principles.

     "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

     "Securities Laws" shall mean the Securities Act, the Exchange Act and the rules and regulations of the OTS and of the Commission promulgated thereunder or in connection therewith.

     "Subsidiaries" shall mean any corporation, bank, savings association, partnership, joint venture or other organization more than 25% of the stock or ownership interest of which is owned, directly or indirectly, by an entity.

     "Surviving Corporation" shall mean Boone as the surviving corporation of the Merger.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.


                               ARTICLE II

                                 MERGER

2.1  The Merger

     Subject to the terms and conditions of this Agreement and the Plan of Merger attached hereto as Exhibit A and incorporated herein by reference, at the Effective Time (as defined in Section
2.2 hereof), Interim shall be merged with and into Boone (the "Merger") in accordance with HOLA and the rules and regulations promulgated thereunder, with Boone as the surviving corporation (hereinafter sometimes called the "Surviving Corporation"). Subject to the terms and conditions of this Agreement and the Plan of Merger, (i) each share of Boone Common Stock issued and outstanding immediately prior to the Effective Time (other than (x) shares held by Jones or any wholly-owned Subsidiary thereof, with the exception of shares held in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith, and
(y) shares held by a holder who has made a demand for appraisal and payment in accordance with 12 C.F.R. S552.14(c)(2) and who has not voted for the Merger) shall, by virtue of the Merger and without any further action by the holder thereof, be converted into and represent the right to receive the Merger Consideration, and (ii) each issued and outstanding share of Interim Common Stock immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     The Merger Consideration shall be paid to the shareholders by the Exchange Agent by check, except that if a shareholder owns 1000 or more shares of Boone Common Stock, he or she may elect (prior to the shareholder meeting described in Section 5.1 hereto) to receive, in lieu of a check for the aggregate Merger Consideration due such holder, a check for one-quarter of the aggregate Merger Consideration due such holder and an Installment Note (as defined herein) in a form reasonably acceptable to Boone for three-quarters of such amount ("Note Amount"), provided that if the issuance thereof would require registration under the Securities Act of 1933, as amended, the cost of such registration (to a maximum of $1.00 per share owned by such holder) would be deducted from the principal amount of such Installment Note. An "Installment Note" (i) will be a promissory note of Jones in the amount of the Note Amount, (ii) will be backed by an irrevocable non-transferrable stand-by letter of credit issued by a bank ("Letter of Credit"), (iii) will accrue interest at annual rate equal to the 18 month treasury bill rate at the Effective Time, less 50 basis points (an amount equal to the Letter of Credit fee) or, if higher, the lowest applicable short-term rate as determined in S1274(d) of the Code at the Effective Time in respect of the Installment Note, and (iv) will be payable in three equal installments of principal on the first, second and third yearly anniversary of the Effective Time, with interest on the outstanding and unpaid principal for the previous year also payable on such anniversary dates.

     Prior to the Effective Time, Boone shall obtain a written, executed Release and Waiver Agreement from each holder of an outstanding option to purchase Boone Common Stock pursuant to the Stock Option Plan, whether or not then vested or exercisable.

Pursuant to such Release and Waiver Agreement, the holder shall agree to release any and all rights, claims or actions which he may have with respect to the Stock Option Plan. As consideration for execution of such release, Jones shall pay to the holder for each such option an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such option by (ii) the number of shares of Boone Common Stock subject to such option.

2.2  Closing; Effective Time

     A closing (the "Closing") shall take place at 10:00 a.m. on a day within twenty (20) business days, as mutually agreed by the parties, following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the offices of Bryan Cave, 211 North Broadway, St. Louis Missouri, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At the Closing, there shall be delivered to Jones and Boone the opinions, certificates and other documents required to be delivered under Article VI hereof. The "Effective Time" shall be 5:00 p.m. on the date of Closing or as otherwise specified by law, in accordance with the provisions of HOLA and the rules and regulations thereunder.
2.3  Execution of Plan of Merger

     Following the receipt of applicable regulatory approval and at or prior to the Closing, Jones, Interim and Boone will enter into the Plan of Merger.


                            ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF BOONE


     Boone represents and warrants to Jones as follows:

3.1  Capital Structure

     The authorized capital stock of Boone consists of 2,500,000 shares of Boone Common Stock and 1,000,000 shares of serial preferred stock (the "Boone Preferred Stock"). As of the date hereof, there are 115,041 shares of Boone Common Stock, and no shares of Boone Preferred Stock, issued and outstanding and no shares of Boone Common Stock and no shares of Boone Preferred Stock are directly or indirectly held as treasury stock by Boone. All outstanding shares of Boone Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for 10,229 shares of Boone Common Stock issuable upon exercise of outstanding stock options granted pursuant to the Boone Stock Option Plan as of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Boone. None of the shares of Boone capital stock has been issued in violation of the preemptive rights of any person, firm or entity. Of the outstanding options, 9,229 are exercisable at $10.00 per share and 1,000 at $32.99 per share.

3.2  Organization, Standing and Authority of Boone

     Boone is a federally chartered stock savings and loan association duly organized, validly existing and in good standing under the laws of the United States with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Boone has delivered to Jones true and complete copies of the Charter and Bylaws of Boone as in effect as of the date hereof.

3.3  Ownership of Boone Subsidiary

     Boone has no direct or indirect Subsidiary other than the Boone Subsidiary, all of the capital stock of which is owned by Boone, nor does it own directly or indirectly more than 10% and less than 25% of the equity of any corporation, bank, savings association, partnership, joint venture or other organization. A brief summary of the activities conducted by the Boone Subsidiary have been Previously Disclosed by Boone. Except as Previously Disclosed and except for the Boone Subsidiary and securities and other interests taken in consideration of debts previously contracted, Boone does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock of the Boone Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are directly or indirectly owned by Boone free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Boone Subsidiary and there are no agreements, understandings or commitments relating to the right of Boone to vote or to dispose of said shares or other ownership interests.

3.4  Organization, Standing and Authority of Boone Subsidiary

     The Boone Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of Missouri. The Boone Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification. Boone has delivered to Jones true and complete copies of the Articles of Incorporation and Bylaws of the Boone Subsidiary as in effect as of the date hereof.

3.5  Authorized and Effective Agreement

     (a) Boone has all requisite corporate power and authority to enter into this Agreement and the Plan of Merger and (subject to receipt of all necessary governmental approvals and the approval of Boone's shareholders of this Agreement, the Plan of Merger and the Charter Amendment) to perform all of its obligations under this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Boone, except for the approval of this Agreement, the Plan of Merger and the Charter Amendment by Boone's shareholders. Each of this Agreement and the Plan of Merger has been duly and validly executed and delivered by Boone and constitutes a legal, valid and binding obligation of Boone which is enforceable against Boone in accordance with its terms, subject, as to enforceability, to receivership or conservatorship, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Except for consents and approvals of, filings or registrations with, notices to or non-objections by, as applicable the OTS, the FDIC, the DOJ and the FTC and the shareholders of Boone, no consents or approvals of, or filings or registrations with, or notices to any public body or authority are necessary on behalf of Boone in connection with (i) the execution and delivery by Boone of this Agreement and the Plan of Merger or (ii) the consummation by Boone of the transactions contemplated hereby and thereby.

     (c) Except as Previously Disclosed, neither the execution and delivery of this Agreement and the Plan of Merger, nor consummation of the transactions contemplated hereby and thereby (including the Merger), nor compliance by Boone with any of the provisions hereof or thereof (i) conflict with or result in a breach of any provisions of the Charter or Bylaws of Boone or the Boone Subsidiary, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Boone pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Boone or the Boone Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Boone or the Boone Subsidiary.

3.6  Securities Documents and Regulatory Reports

     (a) Boone has delivered to Jones a complete copy of all Securities Documents filed by Boone pursuant to the Securities Laws or mailed by Boone to its shareholders as a class since January 1, 1993. Boone has timely filed with the OTS all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respect with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.
     (b) Since January 1, 1992, except as Previously Disclosed (none of which exceptions are material), Boone has duly filed with the OTS and the FDIC in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, provided that information as of a later date shall be deemed to modify information as of an earlier date; and Boone has previously delivered or made available to Jones accurate and complete copies of all such reports. In connection with the most recent examinations of Boone by the OTS and the FDIC, Boone was not required to correct or change any action, procedure or proceeding which Boone believes in good faith has not been now corrected or changed as required.

3.7  Financial Statements

     (a) Boone has delivered to Jones accurate and complete copies of the Boone Financial Statements which, in the case of the consolidated balance sheets of Boone as of December 31, 1993 and 1992 and the consolidated statements of income, changes in stockholders' equity and cash flows of Boone for each of the three years ended December 31, 1993, 1992 and 1991, are accompanied by the audit reports of Baird, Kurtz & Dobson, independent public accountants with respect to Boone. The Boone Financial Statements as well as the financial statements of Boone to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, in all material respects, as the case may be, the consolidated financial condition of Boone as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of Boone for the respective periods or as of the respective dates set forth therein subject, in the case of interim financial statements, to the adjustments which have been Previously Disclosed, all of which are normal recurring year-end adjustments and none of which are material, and the absence of notes thereto.

     (b) Each of the financial statements referred to in Section 3.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as stated therein subject, in the case of interim financial statements, to the adjustments which have been Previously Disclosed, all of which are normal recurring year-end adjustments and none of which are material, and the absence of notes thereto. The consolidated audits of Boone have been conducted in accordance with generally accepted auditing standards. The books and records of Boone and the Boone Subsidiary are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Boone and the Boone Subsidiary.

     (c) Except and to the extent (i) reflected, disclosed or provided for in the consolidated statement of financial condition of Boone as of July 31, 1994 (including related notes) and
(ii) of liabilities incurred since July 31, 1994 in the ordinary course of business, neither Boone nor the Boone Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations, business or prospects of Boone on a consolidated basis.

3.8  Material Adverse and Other Changes

     To the date hereof, there has not occurred any material adverse change in Boone's consolidated financial condition, results of operations, business or prospects since July 31, 1994. Except as Previously Disclosed, neither Boone nor the Boone Subsidiary has taken any action subsequent to July 31, 1994 which if taken after the date hereof would violate the provisions of
Section 5.6 hereof.

3.9  Environmental Matters

     (a) To the best of their knowledge and except as Previously Disclosed, Boone and the Boone Subsidiary are in compliance with all Environmental Laws, except for any violations of any Environmental Laws which would not singly or in the aggregate, have a material adverse effect on the financial condition, results of operations, business or prospects of Boone on a consolidated basis. Neither Boone nor the Boone Subsidiary has received any communication alleging that Boone or the Boone Subsidiary is not in such compliance and, to the best knowledge of Boone or except as Previously Disclosed, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

     (b) To the best of their knowledge and except as Previously Disclosed, none of the properties owned, leased or operated by Boone or the Boone Subsidiary has been or is in violation of or liable under any Environmental Law, except for any violations of any Environmental Laws which would not singly or in the aggregate, have a material adverse effect on the financial condition, results of operations, business or prospects of Boone on a consolidated basis. To the best of their knowledge and except as Previously Disclosed, there has been no disposal or release of any Materials of Environmental Concern on, under or from such properties.

     (c) Except as Previously Disclosed, there are no past or present actions, activities, circumstances, conditions, events or incidents that, to the best of their knowledge of Boone and the Boone Subsidiary, could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against Boone or the Boone Subsidiary or against any person or entity whose liability for any Environmental Claim Boone or the Boone Subsidiary has or may have retained or assumed either contractually or by operation of law.

     (d) Boone has Previously Disclosed any environmental studies conducted by it or the Boone Subsidiary during the past five years with respect to any properties owned, leased or operated by it as of the date hereof.

     (e) To the best knowledge of Boone and except as Previously Disclosed, there have been no Materials of Environmental Concern disposed or released on, under or from any real property which Boone has a security interest in, nor is there any Environmental Claim in connection with such properties.

3.10 Allowance for Loan Losses and Real Estate Owned

     The allowance for loan losses reflected in the Boone Financial Statements is, or will be in the case of subsequently delivered Boone Financial Statements, as the case may be, in the opinion of Boone's management adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans net of recoveries. Boone has not become aware, or been advised by the examination staff of the OTS or the FDIC, of the need to make additional specific provisions for reserves or loan losses. The Real Estate Owned reflected on the consolidated statements of financial condition included in the Boone Financial Statements is, or will be in the case of subsequently delivered Boone Financial Statements, as the case may be, carried at the lower of cost or fair value, less (or with a valuation allowance for) estimated costs to sell, as required by generally accepted accounting principles.

3.11 Tax Matters

          (a) Except as Previously Disclosed, during the three years prior hereto, Boone and the Boone Subsidiary have timely filed or caused to be filed with the appropriate government entity all tax returns and reports required to be filed, including income, withholding, employment, and estimated tax and informational returns ("Tax Returns") and no Tax Returns have been amended. Except as Previously Disclosed, all Tax Returns are true, correct, and complete in all material respects. To the best knowledge of Boone, there are no grounds for assertion of any understatement penalty under Section 6661 of the Code (prior to repeal) or Section 6662 of the Code. All Tax Returns for any taxable period up to and including the Effective Time not due at the Effective Time have been Previously Disclosed.

          (b) All Taxes (whether or not reflected in Tax Returns as filed) payable by Boone or the Boone Subsidiary with respect to all periods reflected on Tax Returns have been timely and fully paid (except for Taxes Previously Disclosed not yet due or which have been contested in good faith, or where the failure to timely file would not have a material adverse effect on the financial condition, results of operations, business or prospects of Boone on a consolidated basis) and, to the best of their knowledge, there are no grounds for the assertion or assessment of any additional Taxes against Boone or the Boone Subsidiary or their assets with respect to such periods. To the best of their knowledge, the U.S. federal income Tax Returns of Boone or the Boone Subsidiary have never been audited by the Internal Revenue Service and, to the best of their knowledge, there are no audits of any Tax Returns pending or threatened. There is no waiver of any statute of limitations in effect with respect to any Tax Returns.

          (c) The consolidated balance sheet of Boone at July 31, 1994, used in the determination of the Merger Consideration, provides an adequate reserve for all Taxes due or to become due up to and including such date, whether or not a Tax Return has been filed for such period, except for Taxes which in the aggregate are not material.

          (d) Copies of all U.S. federal income Tax Returns, tax examination reports and statements of deficiencies assessed against, or agreed to with respect to Boone or the Boone
Subsidiary with respect to the last three (3) years have been delivered to Buyer.

          (e) Boone and the Boone Subsidiary are not and never have been members of an "affiliated group" within the meaning of
Section 1504 of the Code, other than the affiliated group of which Boone is the common parent. No other corporations have been members of such affiliated group.

          (f) To the best of their knowledge, Boone and the Boone Subsidiary have complied with all laws relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Section 1441 and 1442 of the Code, or any similar provision under foreign laws), and have timely and properly withheld from employee wages and paid over to the proper government all amounts required to be withheld and paid over under applicable law.

          (g) Neither Boone nor the Boone Subsidiary are a party to any safe harbor lease within the meaning of section 168(f)(8)of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of Boone or the Boone Subsidiary have been financed with or directly or indirectly secures any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the Code. Neither Boone nor the Boone Subsidiary is a borrower or guarantor of any outstanding industrial revenue bonds, and are not a tenant, principal user or related person to any principal user (within the meaning of section 144(a) of the Code) of any property which has been financed or improved with the proceeds of any industrial revenue bonds.

          (h)  Boone is not a United States Real Property Holding
Company within the meaning of section 897(c) of the Code and Treasury Regulations thereunder.

          (i) Except as Previously Disclosed, neither Boone nor the Boone Subsidiary are required to include in income any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by Boone or the Boone Subsidiary and the Internal Revenue Service has not proposed any such adjustment or change in accounting method. Neither Boone or the Boone Subsidiary has pending any private letter ruling with the Internal Revenue Service.

          (j)  None of the property owned by Boone or the Boone
Subsidiary is tax-exempt use property within the meaning of
section 168(h) of the Code.

          (k) No consent has been filed relating to Boone or the Boone Subsidiary pursuant to section 341(f) of the Code.

          (l) As of the Effective Time, neither Boone or the Boone Subsidiary is a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (m) Neither Boone nor the Boone Subsidiary is a party to or bound by any tax allocation agreement, tax sharing agreement or tax indemnification agreement.

          (n) Neither Boone nor the Boone Subsidiary has any material income reportable for a period ending after the Effective Time attributable to a period ending at or prior to the Effective Time (including any deferred intercompany transactions).

          (o) Except as Previously Disclosed, neither Boone nor the Boone Subsidiary has any unused net operating loss, unused net capital loss, unused credit, unused foreign tax credit, or excess charitable contribution for federal income tax purposes as of the Effective Time.
          As used in this Agreement, "Taxes" means all taxes, charges, fees, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, bank, and franchise taxes imposed by: the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof; and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes or any contest or dispute thereof.

3.12 Legal Proceedings

     There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Boone or the Boone Subsidiary, threatened (or unasserted but considered by Boone probable of assertion and which if asserted would have at least a reasonable probability of a materially unfavorable outcome) against Boone or the Boone Subsidiary or against any asset, interest or right of Boone or the Boone Subsidiary, or against any officer, director or employee in such capacity that in any such case, if decided adversely, could have a material adverse effect on the financial condition, results of operations, business or prospects of Boone on a consolidated basis. Neither Boone nor the Boone Subsidiary is a party to any order, judgment or decree which has or could have a material adverse effect on the financial condition, results of operations, business or prospects of Boone on a consolidated basis.

3.13 Compliance with Laws

     (a) Each of Boone and the Boone Subsidiary has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are necessary in order to permit it to carry on its business as it is presently being conducted and the absence of which could have a material adverse effect on the financial condition, results of operations, business or prospects of Boone on a consolidated basis; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of Boone, no suspension or cancellation of any of the same is threatened.

     (b) Neither Boone nor the Boone Subsidiary currently is in material violation of its respective Charter, Articles of Incorporation or other chartering instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking, securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations) (collectively "Laws"), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency; and except as Previously Disclosed, during the five years prior to the date of this Agreement, neither Boone nor the Boone Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that Boone or the Boone Subsidiary is in violation of any of the foregoing. Neither Boone nor the Boone Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings associations issued by governmental authorities), and except as Previously Disclosed, during the five years prior to the date of this Agreement, neither of them has received any written communication requesting that they enter into any of the foregoing.

3.14 Deposit Insurance and Other Regulatory Matters

     (a) The deposit accounts of Boone are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the FDIA, and Boone has paid all premiums and assessments required by the FDIA and the regulations thereunder.

     (b)  Boone is a member in good standing of the FHLB of Des
Moines and owns the requisite amount of stock in the FHLB of Des
Moines.

     (c) Boone is a "qualified thrift lender," as such term is defined in the HOLA and the regulations thereunder.

3.15 Certain Information

     The Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of Boone and up to and including the date(s) of the meeting of shareholders to which such Proxy Statement relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date and provided further that this representation and warranty shall not apply to statements or omissions made in reliance upon and in conformity with information furnished in writing to Boone by or on behalf of Jones or any Jones Subsidiary relating to Jones ("Jones Information") or to information required to be included in the Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. The Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder.

3.16 Employee Benefit Plans

     (a) Boone has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, qualified pension or profit-sharing plans, any deferred compensation, bonus or group insurance contract, any plan or policy providing for "fringe benefits" to its employees (including but not limited to, vacation, disability, sick leave, medical, hospitalization, life insurance and other insurance plans and related benefits), any employment agreement and any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of directors, former directors, employees or former employees of Boone or the Boone Subsidiary, and Boone has furnished to Jones accurate and complete copies of the same together with (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent annual reports filed with any governmental agency, and (iii) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan, and (iv) general notification to employees of their rights under Code Section 4980B and form of letter(s) distributed upon the occurrence of a qualifying event described in Code Section 4980B, in the case of a Plan that is a "group health plan" as defined in Code Section 162(i). There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the employee benefit plans.

     (b) None of Boone, the Boone Subsidiary, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the best of Boone's knowledge, any fiduciary of such plan has incurred any material liability to the Pension Benefit Guaranty Corporation (the "PBGC") or the Internal Revenue Service with respect to any employees of Boone or the Boone Subsidiary, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all of which have been fully paid. To the best of Boone's knowledge, no reportable event, except reportable events for which the 30-day notice requirement has been waived by PBGC Regulation 2615, under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

     (c) Neither Boone nor the Boone Subsidiary (i) participates in or has ever participated in a multi-employer plan (as such term is defined in ERISA), (ii) has been a member of a controlled group which contributed to a multi-employer plan, or (iii) has been under common control with an employer which contributed to a multi-employer plan.

     (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each "employee pension plan" (as defined in Section 3(2) of ERISA) of Boone or the Boone Subsidiary which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Boone's knowledge, is threatened to be revoked and Boone does not know of any ground on which such a revocation could be based. Neither Boone nor the Boone Subsidiary has any material liability under any such plan that is not reflected on the consolidated statement of financial condition of Boone at June 30, 1994 included in the Boone Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

     (e) To the best of Boone's knowledge, no prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or
Section 4975 of the Code) has occurred with respect to any employee benefit plan maintained by Boone or the Boone Subsidiary, which would result in the imposition directly or indirectly, of a material excise tax under Section 4975 of the Code or otherwise have a material adverse effect on the financial condition, results of operations, business or prospects of Boone on a consolidated basis.

     (f) Neither Boone nor the Boone Subsidiary maintains any defined benefit plans or other plans subject to Section 412 of the Code or Title IV of ERISA.

     (g) Each employee benefit plan of Boone and the Boone Subsidiary complies and, to the best of their knowledge, has been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

     (h) There are no pending or, to the best knowledge of Boone, threatened or anticipated claims, actions, proceedings or investigations or facts which would give rise to claims, actions proceedings or investigations (other than routine claims for benefits) by, on behalf of or against any of the employee benefit plans maintained by Boone and the Boone Subsidiary or any trust related thereto or any fiduciary thereof.

     (i) Except as Previously Disclosed, all required reports and descriptions of each employee benefit plan (including IRS Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been timely filed and distributed.
     (j) To the best of Boone's knowledge, any notices required by ERISA or the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to each employee benefit plan have been appropriately given.

     (k) All contributions for all periods ending prior to the Effective Time (including periods from the first day of the current plan year to the Effective Time) will be made prior to the Effective Time by Boone and all members of the controlled group in accordance with past practice and the recommended contribution in the applicable actuarial report.

     (l) All insurance premiums (including premiums to the PBGC) have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for policy years or other applicable policy periods ending on or before the Effective Time.

     (m) To the best of Boone's knowledge, all of the employee benefit plans, to the extent applicable, are in compliance with
Section 1862(b)(4)(A)(i) of the Social Security Act and Boone does not have any liability for any excise tax imposed by Code
Section 5000.

     (n) With respect to any employee benefit plan which is an employee welfare benefit plan (within the meaning of ERISA
Section 3(1)) (a "Welfare Plan") and to the best of Boone's knowledge: (i) each such Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Boone or Jones to a tax under Code
Section 4976(a); (iii) each and every such Welfare Plan which is a group health plan (as such term is defined in Code Section 162(i)(3)) complies and in each and every case has complied with the applicable requirements of Code Section 4980B, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act; and (iv) each such Welfare Plan (including any such plan covering former employees of Boone or the Boone Subsidiary) may be amended or terminated by Boone.

     (o) No employee benefit plan sponsored by Boone or the Boone subsidiary provides post-employment welfare benefits.

     (p) All expenses and liabilities relating to all of the plans have been, and will on the Effective Time be fully and properly accrued on Boone's books and records and Boone's financial statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88.

3.17 Certain Contracts

     (a) Except as Previously Disclosed, neither Boone nor the Boone Subsidiary is a party to, is bound or affected by, or is obligated to pay, benefits under (i) any agreement, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by Boone or the Boone Subsidiary or the guarantee by Boone or the Boone Subsidiary of any obligation, other than agreements, arrangements, commitments or guarantees entered into in the ordinary course of its business consistent with past practice as a federal savings and loan association, (ii) any agreement, arrangement or commitment relating to the employment of a consultant, advisor, broker or finder or the employment, election or retention in office of any present or former director or officer of Boone or the Boone Subsidiary, (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer, employee, advisor or consultant of Boone or the Boone Subsidiary upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events), (iv) any agreement, arrangement or understanding to which Boone or the Boone Subsidiary is a party or by which any of the same is bound which limits the freedom of Boone or the Boone Subsidiary to compete in any line of business or with any person, or (v) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to Boone's Annual Report on Form 10-K under the Securities Laws and which has not been so filed.

     (b) Neither Boone nor the Boone Subsidiary is in default or in non-compliance (which default or non-compliance would have a material adverse effect on the financial condition, results of operations, business or prospects of Boone on a consolidated basis) under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

3.18 Insurance

     Boone and the Boone Subsidiary is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable laws and regulations. Boone has Previously Disclosed to Jones a list identifying all insurance policies maintained by it or the Boone Subsidiary as of the date hereof.

3.19 Loans, Real Estate Owned, Etc.

     (a) Each loan on the books and records of Boone or the Boone Subsidiary, including unfunded portions of outstanding lines of credit and loan commitments, was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business (except for loans which in the aggregate are not material to the financial condition, results of operations, business or prospects of Boone on a consolidated basis), is evidenced in all material respects by appropriate and sufficient documentation and, to the best knowledge of Boone, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles.

     (b) Boone, has Previously Disclosed to Jones as of July 31, 1994: (i) any loan or similar agreement under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest or, to the best knowledge of Boone, in default of any other provision thereof; (ii) each loan or similar agreement which has been classified as "substandard," "doubtful" or "loss" or designated "special mention" by Boone, a Boone Subsidiary or an applicable regulatory authority; (iii) a listing of the Real Estate Owned held by Boone and the Boone Subsidiary; and (iv) unfunded commercial loan commitments and letters of credit of Boone.

3.20 Properties

     All real and personal property owned by Boone or the Boone Subsidiary or presently used by either of them in their respective business is in condition (ordinary wear and tear excepted) sufficient to carry on the business of Boone and the Boone Subsidiary in the ordinary course of business consistent with their past practices. Boone and the Boone Subsidiary have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the properties and assets, real and personal, reflected on the consolidated statement of financial condition of Boone as of June 30, 1994 included in the Boone Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business,
(iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and
(iv) as reflected on the consolidated statement of financial condition of Boone as of June 30, 1994 included in the Boone Financial Statements. All real and personal property which is leased or licensed by Boone or the Boone Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time. Boone has Previously Disclosed an accurate listing of each such lease or license referred to in the immediately preceding sentence pursuant to which Boone or the Boone Subsidiary acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same, as well as a listing of each real property owned by Boone or the Boone Subsidiary and used in the conduct of its business.

3.21 Labor

     No work stoppage involving Boone or the Boone Subsidiary is pending or, to the best knowledge of Boone, threatened. Neither Boone nor the Boone Subsidiary is involved in, or to the best knowledge of Boone threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of Boone or the Boone Subsidiary. Employees of Boone and the Boone Subsidiary are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the best of Boone's knowledge, there have been no efforts to unionize or organize any employees of Boone or the Boone Subsidiary during the past five years.

3.22 Transactions with Affiliated Persons and Affiliates

     Except as Previously Disclosed, no "affiliated person" or "affiliate" of Boone, as defined in 12 C.F.R. S561.4 and 12 C.F.R. S561.5 has engaged in any transaction with Boone since January 1, 1991 which was not in compliance with applicable laws and regulations and as of the date hereof there is no loan or extension of credit outstanding to any of the same.

3.23 Required Vote

     The affirmative vote of the holders of two-thirds of the issued and outstanding shares of Boone Common Stock is necessary to approve this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby.

3.24 Disclosures

     None of the representations and warranties of Boone in this Agreement or the Plan of Merger or in any supplement or certificate furnished pursuant to this Agreement or the Plan of Merger, and, to the best knowledge of Boone, none of the other information or documents furnished or to be furnished by Boone to Jones in connection with this Agreement or the Plan or Merger or the consummation of the transactions contemplated hereby and thereby, is or will be false or misleading in any material respect or contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances, not misleading. Copies of all documents referred to in this
Article III are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.


                         ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF JONES

     Jones represents and warrants to Boone as follows:

4.1  Organization, Standing and Authority of Jones

     Jones is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Missouri with full partnership power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Jones has delivered to Boone a true and correct copy of its Partnership Agreement.

4.2  Interim

     (a) The outstanding shares of capital stock of Interim, upon issuance, will be duly authorized and validly issued, will be fully paid and nonassessable and will be directly or indirectly owned by Jones free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of Interim and there are no agreements, understandings or commitments relating to the right of Jones to vote or to dispose of said shares or other ownership interests.

     (b) At the Effective Time, Interim will be a federally chartered stock savings and loan association duly organized, validly existing and in good standing under the laws of the United States. Jones will deliver to Boone true and complete copies of the Charter and Bylaws of Interim.

     (c) Interim will have all requisite corporate power and authority to enter into the Plan of Merger and to perform all of its obligations under the Plan of Merger. The execution and delivery of the Plan of Merger and the consummation of the transactions contemplated thereby will have been duly and validly authorized by all necessary action in respect thereof on the part of Interim. The Plan of Merger will be duly and validly executed and delivered by Interim and will constitute a legal, valid and binding obligation of Interim which is enforceable against Interim, as applicable, in accordance with its terms, subject, as to enforceability, to receivership or conservatorship, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (d) Except for consents and approvals of, filings or registrations with, notices to or non-objections, as applicable, by the OTS, no consents or approvals of, or filings or registrations with, or notices to any public body or authority are necessary on behalf of Interim in connection with (i) the execution and delivery by Interim of the Plan of Merger, or (ii) the consummation by Interim of the transactions contemplated thereby.

     (e) Other than the Plan of Merger, Interim will have no agreements or obligations as of the Closing and will conduct no business.


4.3  Authorized and Effective Agreement

     (a) Jones has all requisite partnership power and authority to enter into this Agreement and the Plan of Merger and to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action in respect thereof on the part of Jones. This Agreement has been duly and validly executed and delivered by Jones and constitutes a legal, valid and binding obligation of Jones which is enforceable against Jones in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (b) Except for consents and approvals of, filings or registrations with, notices to or non-objections, as applicable, by the OTS, the FDIC, the DOJ and the FTC no consents or approvals of, or filings or registrations with, or notices to any public body or authority are necessary on behalf of Jones in connection with (i) the execution and delivery by Jones of this Agreement or (ii) the consummation by Jones of the transactions contemplated hereby.
     (c) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby, nor compliance by Jones with any of the provisions hereof or thereof
(i) conflict with or result in a breach of any provisions of the Partnership Agreement of Jones, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Jones pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Jones is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Jones.

4.4  Certain Information

     None of the information relating to Jones provided to Boone in writing to be contained in the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of Boone and up to and including the date(s) of the meeting of shareholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.5  Legal Proceedings

     To the best knowledge of Jones there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or threatened (or unasserted but considered by Jones probable of assertion and which if asserted would have at least a reasonable probability of a materially unfavorable outcome) against Jones or any of its Subsidiaries which present a claim to prohibit, restrict or make illegal consummation of the Merger or any of the other transactions contemplated hereby.

4.6  Regulatory Approvals

     Jones is not aware of any reasons why all consents, approvals and non-objections, as applicable, of the transactions contemplated hereby and the Plan of Merger from the FDIC and the OTS and any other state or federal governmental agency, department or body, the consent, approval or non-objection of which is required for the consummation of the Merger shall not be received or would be received subject to conditions that would so materially adversely affect the business or economic benefits or the transactions contemplated by this Agreement as to render consummation of such transactions unduly burdensome. Jones is not aware of any reason why all consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for consummation of the transactions contemplated by this Agreement.

4.7  Financial Statements

     Jones has Previously Disclosed to Boone accurate and complete copies of the Jones Financial Statements which in the case of the consolidated statements of financial condition (including related notes and schedules, if any) of Jones as of December 31, 1993 and 1992 and the consolidated statements of income, changes in partnership capital and cash flows (including related notes and schedules, if any) of Jones for each of the years ended December 31, 1993 are accompanied by the audit opinion of Arthur Andersen & Co., independent public accountants with respect to Jones. The Jones Financial Statements, as well as any financial statements delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of Jones and its Subsidiaries as of the dates indicated and the consolidated income, changes in partnership capital and cash flows for the periods then ended in accordance with generally accepted accounting principles consistently applied.

4.8  Material Adverse Change

     To the date hereof, there has not occurred any material adverse change in Jones' consolidated financial condition, results of operations, business or prospects since December 31, 1993 that would have a material adverse effect upon its ability to consummate the transactions contemplated by this Agreement and the Plan of Merger.

4.9  Funding

     As of the date hereof, Jones has and, at the Effective Time, will have the financial capability to pay for shares of Boone
Common Stock pursuant to the terms of Section 2.1 hereof and the Plan of Merger.

4.10 Disclosures

     None of the representations and warranties of Jones in this Agreement or the Plan of Merger or in any supplement or certificate furnished pursuant to this Agreement or the Plan of Merger, and, to the best knowledge of Jones, none of the other information or documents furnished or to be furnished by Jones to Boone in connection with this Agreement or the Plan or Merger or the consummation of the transactions contemplated hereby and thereby, is or will be false or misleading in any material respect or contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, at the time and in light of the circumstances, not misleading. Copies of all documents referred to in this
Article IV are true, correct and complete copies thereof and include all amendments, supplements and modifications thereto and all waivers thereunder.

                            ARTICLE V

                            COVENANTS


5.1  Shareholder Meeting

     Boone shall take all action necessary to have its shareholders consider this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, as soon as practicable, at its next annual meeting of shareholders or at a special meeting called for the purpose, including any adjournment of either thereof to a date which would not require the establishment of a new record date under the Bylaws of Boone. Subject to actions taken by the Board of Directors pursuant to or as a result of the parenthetical clause in Section 5.6(viii) and the receipt of an opinion from RP Financial, Inc., dated the date of the Proxy Statement and not withdrawn prior to the date of the shareholder meeting, that the Merger Consideration is fair to shareholders from a financial point of view, the Board of Directors of Boone shall recommend that its shareholders approve this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby and use its best efforts to obtain, as promptly as practicable, such approval. Boone shall cooperate and consult with Jones with respect to each of the foregoing matters.

     If the Board of Directors does not recommend the Merger, it is understood and agreed that the approval prior to the date hereof of this Agreement and the Plan of Merger by the Board of Directors shall nonetheless be effective for purposes of any statutory requirement for prior Board approval of the Merger.

5.2  Applications

     Within 45 days of the date hereof, Jones shall prepare and submit applications for prior approval of the transactions contemplated hereby and in the Plan of Merger to the OTS, and any other federal, state or local governmental agency, department or body the approval or non-objection of which is required for consummation of the transactions contemplated hereby and in the Plan of Merger. Boone shall have the right to review and comment on such applications that at least five business days prior to Jones's filing thereof. Boone and Jones each represent and warrant to the other that all information concerning it and its directors, officers and shareholders and concerning its Subsidiaries which has been made available to the other party for inclusion in any such application shall be true, correct and complete in all material respects.

     Within 45 days of the date hereof, Boone shall prepare and submit the Preliminary Proxy Statement for the shareholder meeting described in Section 5.1 hereof to the OTS. Jones shall have the right to review and comment on such Proxy Statement at least five business days prior to Boone's filing thereof.
Within ten days after the OTS has indicated that it has no additional comments to the preliminary form of the Proxy Statement or documents incorporated by reference therein, (and if the Proxy Statement shall not be subject to a stop order or threatened stop order by the OTS or otherwise in violation of law or regulation), Boone shall mail the Proxy Statement to its shareholders.

5.3  Best Efforts

     Jones and Boone shall each use its best efforts in good faith, and cause its respective Subsidiaries to use their best efforts in good faith, to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in or contemplated by Sections 5.1 and 5.2 hereof, and (ii) subject to the terms and conditions set forth in this Agreement, and in the case of Boone to actions taken by its Board of Directors pursuant to or as a result of the parenthetical clause in Section 5.6(viii) hereof, take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger and the other transactions contemplated hereby at the earliest possible date. Subject in the case of Boone to actions taken by its Board of Directors pursuant to or as a result of the parenthetical clause in Section 5.6(viii) hereof, neither Jones nor Boone shall take, or cause or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger and the other transactions contemplated hereby.

5.4  Investigation and Confidentiality

     (a) Boone shall permit Jones and its representatives reasonable access during normal business hours to its properties and personnel, and shall disclose and make available to Jones all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of Boone and the Boone Subsidiary, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects. In addition, Boone shall allow a representative of Jones, strictly as an observer, to attend all meetings of the Board of Directors of Boone and any committee thereof, and shall give Jones reasonable notice of all such meetings, other than a meeting or portion thereof, at which this Agreement, or the transactions contemplated hereby, are discussed, or any actions or proposed actions pursuant to or as a result of the parenthetical clause in Section 5.6(viii) hereof.

     Any information learned by Jones pursuant to the access and disclosure described in the preceding paragraph shall not affect the warranties and representations of Boone contained in this Agreement. In the event that Boone is prohibited by law from providing any of the access referred to in the preceding sentence to Jones, it shall use its best efforts to obtain promptly waivers thereof so as to permit such access or otherwise provide access to such information. Boone shall make its directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Jones and its representatives provided that nothing herein shall be construed as a consent to the disclosure of a privileged communication or a waiver of the attorney-client privilege.

     (b) All information furnished previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall not apply to (i) any information which (x) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.
5.5  Press Releases

     Jones and Boone shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which it determines in good faith is required by law or regulation.

5.6  Forbearances of Boone

     Except as expressly contemplated hereby, between the date hereof and the Effective Time, Boone shall not, and shall cause the Boone Subsidiary not to:

          (i) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new subsidiary or cause or permit any subsidiary to engage in any new activity or materially expand any existing activities;

          (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Boone Common Stock.

          (iii) issue any shares of its capital stock other than pursuant to any Rights which are outstanding as of the date hereof (as set forth in Section 3.1 hereof);

          (iv) issue, grant, modify or authorize any Rights (including without limitation Rights pursuant to the Boone Stock Option Plan) or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

          (v) amend its Charter, Articles of Incorporation or Bylaws or equivalent documents (other than with respect to the Charter Amendment); impose, or suffer the imposition, on any share of stock held by Boone in the Boone Subsidiary of any material lien, charge or encumbrance or permit any such lien to exist; or waive or release any material right or cancel or comprise any material debt or claim;

          (vi) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except such as may be granted in the ordinary course of business consistent with past practice;

          (vii) except as Previously Disclosed, enter into or (except as may be required by applicable law or is advisable in the written opinion of counsel to maintain the tax qualified status of the plan) modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

          (viii) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, Boone or the Boone Subsidiary or any business combination with Boone or the Boone Subsidiary other than as contemplated by this Agreement (except where the failure to furnish such information or participate in such negotiations or discussions would constitute a breach of the fiduciary or legal obligations of Boone's Board of Directors, based on the reasonable advice of counsel to Boone); or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to promptly (y) notify Jones if any such inquiries or proposals are received by, and such information is required from, or any such negotiations or discussions are sought to be initiated with, Boone or the Boone Subsidiary and
(z) provide Jones with copies of all such written inquiries or proposals and an accurate and complete written synopsis of all such oral inquiries or proposals, and shall, prior to or contemporaneous with providing the same to such other party, deliver to Jones all information provided by Boone or its representatives to such other party;

          (ix) enter into (w) any agreement, arrangement or commitment not made in the ordinary course of business, (x) any agreement, indenture or other instrument relating to the borrowing of money by Boone or the Boone Subsidiary or guarantee by Boone or the Boone Subsidiary of any such obligation, except for deposits, advances from the FHLB of Des Moines and transactions in federal funds in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commitment relating to the employment of, or severance of, an officer, employee or consultant or amend any such existing agreement except in the ordinary course of business consistent with past practice or as Previously Disclosed, or (z) any contract, agreement or understanding with a labor union;

          (x) change its method of accounting in effect for the year ended December 31, 1993, except as required by changes in laws or regulations or generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1993, except as required by changes in laws or regulations or IRS rulings thereunder;

          (xi) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or voluntarily incur any liabilities other than in the ordinary course of business consistent with past practice and policies;

          (xii) make any capital expenditures in excess of $50,000 individually or $200,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

          (xiii) file any applications or make any contract with respect to branching or site location or relocation;

          (xiv) acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

          (xv) engage in any transaction with an "affiliated person" or "affiliate," in each case as defined in Section 3.22 hereof, other than loans to directors, officers and employees in the ordinary course of business consistent with past practice and which are in compliance with the requirements of applicable laws and regulations;

          (xvi)  enter into any futures contract, option
contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

          (xvii) invest in "high risk" mortgage derivative investments as defined in OTS Thrift Bulletin #52 or any other investment securities outside the ordinary course of business;

          (xviii) discharge or satisfy any lien or encumbrance or pay any material obligation or liability (absolute or contingent) other than at scheduled maturity or in the ordinary course of business;

          (xix) enter or agree to enter into any agreement or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of any such assets or rights;
          (xx)  agree to do any of the foregoing.

5.7  Current Information

     During the period from the date of this Agreement to the Effective Time, Boone shall, upon the request of Jones, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Jones regarding its financial condition, operations, business and prospects and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each calendar year), Boone will deliver to Jones its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each calendar year, Boone will deliver to the Jones its Annual Report on Form 10-K. Within 25 days after the end of each month, Boone shall provide Jones with the internal financial statements and supplementary information normally prepared for management. At the time such documents are required to be filed with the OTS, Boone will deliver to Jones its Thrift Financial Report and any other documents filed with the OTS.

     As soon as practicable after the end of each calendar quarter after the date of this Agreement, Jones shall deliver to Boone a financial statement in the form customarily produced.

5.8  Directors, Officers and Employees

     (a) Simultaneously with the execution and delivery of this Agreement, Jones and each of the directors of Boone, shall enter into a Stockholder Agreement in the form of Exhibit B hereto.

     (b) Jones shall cause the Surviving Corporation to continue to retain, following the Effective Time, all of the employees of Boone and the Boone Subsidiary as of the Effective Time, provided that Jones and the Surviving Corporation will have the right to use their business judgment on an ongoing basis as to the employment of any particular employee. Each employee of the Surviving Corporation who is terminated by the Surviving Corporation within one year after the Effective Time for a reason other than cause or terminates their employment for "good reason" as defined below at any time after the Effective Time of the Merger shall be entitled to receive a lump sum severance payment from the Surviving Corporation equal to two weeks base salary as in effect immediately prior to the time of such termination for each year of service with Boone with a minimum severance payment equal to four weeks base salary and up to a maximum of 40 weeks base salary. Each such employee shall be entitled to two weeks of employer-paid coverage under employee benefit plans maintained by Boone for employees in comparable positions for each year of service with Boone up to a maximum of 40 weeks of such employer paid coverage. All officers who are terminated by the Surviving Corporation for a reason other than cause or who terminate their employment for "good reason" as defined below shall in addition be entitled to the payment of reasonable outplacement services. For purposes of this Section 5.8(b), "good reason" means any of the following which have not been consented to in writing by the employee (a) a reduction in hourly wages or salary, or
(b) relocating any person more than 30 miles from the location of Columbia, Missouri immediately prior thereto. The obligations of Jones under this Section 5.8(b) are intended to benefit, and be enforceable against Jones directly by, the employees of Boone.

     (c) Jones will assure that Boone is maintained as a separate entity headquartered in Columbia, Missouri for no less than five years following the Effective Time, provided that a majority of the Continuing Directors (as defined below) may waive this provision. Notwithstanding the foregoing, Jones may sell Boone free of the foregoing restriction if any change in Law (as defined in Section 3.13(b)) or change in interpretation thereof would (i) prohibit the continued ownership of Boone, (ii) require Jones to exit a material line of business, (iii) require Boone to cease engaging in a material line of business (including without limitation national trust operations), or (iv) otherwise render the continued ownership of Boone unduly burdensome (following consultation with the Continuing Directors), provided that (X) Jones shall have used its reasonable best efforts to persuade any prospective purchaser to abide by the foregoing restriction and shall have failed, and (Y) the acquiror or Jones shall provide to the employees of Boone the same protections described in Section 5.8(b).

     For purposes of the foregoing, a change in Law or interpretation thereof will be considered to have made the continued ownership of Boone unduly burdensome if such change in Law or interpretation would (i) prohibit the continued ownership of Boone, (ii) require Jones to exit a material line of business,
(iii) require Boone to cease engaging in a material line of business (including without limitation national trust operations) or (iv) impose similar burdens on Jones' continued ownership of Boone (such as imposing a higher liability on Jones than currently provided by law).

     Those persons serving as directors of Boone immediately prior to the Effective Time (the "Continuing Directors") shall continue in that capacity following the Effective Time. Each Continuing Director shall continue to serve the term to which he was elected. Boone agrees that, subject to the applicable regulatory requirements, effective as of the Effective Time, it will take such action as is necessary to increase the members of the Board of Directors of Boone by two and elect two members designated by Jones. Each such person shall be elected for a term which expires at the annual meeting of Boone following their initial election by the Board of Directors of Boone.

     (d) Prior to the Effective Time, in connection with the execution of this Agreement and the Plan of Merger, Boone shall amend its employment agreement with F.H. Kruse, Jr. in form and substance satisfactory to Jones to provide that such agreement shall terminate upon Closing. At the Closing, Jones will offer to Mr. Kruse the opportunity to purchase a .25% general partnership interest in Jones for a payment of $232,769, pursuant to which Mr. Kruse will receive from Jones an annual guaranteed payment of $100,000 per year. Jones shall also arrange through a bank of its choosing, on behalf of F.H. Kruse, Jr., financing for the purchase of such general partnership interest on terms customarily provided by such bank to Jones general partners, which financing shall require the payment of no more than 25% down. Following the Effective Time, Jones agrees to cause the Surviving Corporation to honor the terms of the Employment Agreement, dated October 25, 1994 between Boone and Patti Coffelt.

     (e) The covenants and obligations of Jones and Interim in paragraphs (c) and (d) of this Section 5.8 shall be subject to the receipt of all required approvals and/or non-objections of applicable regulatory authorities.

5.9  Employee Benefit Plans

     Jones shall cause the Surviving Corporation to offer each employee of Boone as of the Effective Time compensation and employee benefits, which in the aggregate are comparable to the compensation and benefits of such employee as of the date hereof, without reference to any payments, awards or benefits under the Boone profit-sharing plan or Boone Stock Option Plan. In the event Jones terminates any employee benefit plan of Boone on or after the Effective Time, each participating employee shall either have the option of rolling over any accrued benefits under such plans into an employee benefit plan of Jones or receive a lump-sum payment in the amount of such accrued benefits. To the extent such employees become participants in employee benefits plans of Jones, such employees shall receive credit for their years of service with Boone for purposes of determining eligibility and vesting in all such employee benefit plans of Jones, and shall be admitted with Jones waiving any otherwise applicable waiting period and any exclusions from coverage for pre-existing conditions which any such Boone employee may have as of the Effective Date. To the best of its knowledge, Boone has previously disclosed to Jones all pre-existing conditions of Boone's employees. The obligations of Jones under this Section
5.9 are intended to benefit, and be enforceable against Jones directly by, the employees of Boone.

5.10 Indemnification. Jones will cause the Surviving Corporation to honor all obligations to indemnify all present and former officers, directors and employees of Boone and the Surviving Corporation which arise under all applicable laws and regulations. Except as Previously Disclosed, there are no indemnification obligations to present or former officers, directors and employees of Boone other than those contained in law and regulation. Jones will not allow the Surviving Corporation to amend, transfer or revoke its charter unless following such change the officers, directors and employees will have the right to be indemnified to the same extent as they did prior to such change. Jones will cause the Surviving Corporation to maintain directors and officers liability insurance at least as extensive as to amounts and terms of coverage as the insurance currently carried by Boone. The obligations of Jones under this
Section 5.10 are intended to benefit, and be enforceable against Jones directly by, the present and former officers, directors and employees of Boone.


5.11 Disclosure Supplements

     From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in materials Previously Disclosed to the other party or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI or compliance by Boone with the covenants set forth in Section 5.6 hereof have been satisfied.

5.12 Dissenting Shares

     Jones will cause the Surviving Corporation to make a written offer by mail to each holder of shares who has made a demand for appraisal and payment in accordance with 12 C.F.R. S552.14(c)(2) and who did not vote for the Merger or otherwise duly withdraw such demand) to pay for the shares held by such holder for a price per share deemed by the Surviving Corporation to be the fair value thereof in accordance with 12 C.F.R. S552.14(c)(3).

5.13 Jones, Interim and Surviving Corporation

     Jones will cause Interim and the Surviving Corporation to take the actions required of it under this Agreement. Notwithstanding the foregoing and any other provision of this Agreement or the Plan of Merger, except with respect to the payment of the Merger Consideration, the amounts needed to pay the Installment Notes, or the amounts needed to pay the holders of options pursuant to Section 2.1, Jones shall not be required to make any payment or capital contribution to the Surviving Corporation pursuant to this Agreement or the Plan of Merger.

5.14 Failure to Fulfill Conditions

     Each party will promptly inform the other party of any facts applicable to it that would be likely to prevent or materially delay approval of the Merger by any governmental authority or third party or which would otherwise prevent or materially delay completion of the Merger.

5.15 Legal Fees. Boone shall pay no legal fees or expenses in connection with the transactions contemplated by this Agreement in excess of the estimate received from Housley Goldberg Kantarian & Bronstein, P.C., Washington, D.C. which has been previously disclosed to Jones, without the approval of a majority of the Boone Board of Directors.


                              ARTICLE VI

                        CONDITIONS PRECEDENT


6.1  Conditions Precedent - Jones and Boone

     The respective obligations of Jones and Boone to effect the transactions contemplated by this Agreement and the Plan of Merger shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

     (a) All corporate or partnership action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby and by the Plan of Merger shall have been duly and validly taken by Jones, Interim and Boone, including approval by the requisite vote of the shareholders of Boone of this Agreement and the Plan of Merger.

     (b) All consents, approvals and non-objections, as applicable, of the transactions contemplated hereby and the Plan of Merger from the OTS and any other state or federal governmental agency, department or body, the consent, approval or non-objection of which is required for the consummation of the Merger shall have been received and all notice periods and waiting periods required after the granting of any such approvals shall have passed and all such approvals shall remain in full force and effect.
     (c) None of Jones, Interim or Boone or their respective Subsidiaries shall be subject to any statute, rule, regulation, order or decree which shall have been enacted, entered, promulgated or enforced by any governmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger or any of the other transactions contemplated hereby.

     (d) The OTS shall have indicated that it has no additional comments to the preliminary form of the Proxy Statement filed with the OTS, and the Proxy Statement shall not be subject to a stop order or threatened stop order by the OTS.

     (e) The shareholders of Boone shall have approved the Charter Amendment.

6.2  Conditions Precedent - Boone

     The obligations of Boone to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Boone pursuant to Section 7.4 hereof.

     (a) The representations and warranties of Jones as set forth in Article IV hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct (without reference to any limitation as to materiality or knowledge contained in such representations and warranties) could have, individually or in the aggregate, a material adverse effect on the ability of Jones and Interim to consummate the Merger and the other transactions contemplated hereby.

     (b) Jones shall have performed all obligations and covenants required to be performed by it on or prior to the Effective Time, except to the extent such nonperformance would not have, individually or in the aggregate, a material adverse effect on the ability of Jones and Interim to consummate the Merger and the other transactions contemplated hereby.

     (c) Jones shall have delivered to Boone a certificate, dated the date of the Closing and signed by an authorized General
Partner of Jones to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

     (d)  Boone shall have received an opinion of Bryan Cave, St.
Louis dated the date of the Closing, that address the matters set forth in Annex II hereto.

     (e) Jones shall have furnished Boone with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to Jones and Interim as Boone may reasonably request.

     (f) Jones shall have offered to F.H. Kruse, Jr. the opportunity to purchase a .25% general partnership interest in Jones for a payment of $232,769, pursuant to which Mr. Kruse would receive from Jones an annual guaranteed payment of $100,000 per year, and Jones shall have arranged through a bank of its choosing, on behalf of F.H. Kruse, Jr., financing for the purchase of such general partnership interest on terms customarily provided by such bank to Jones general partners, which financing shall require the payment of no more than 25% down.

     (g) Boone shall have received an opinion from RP Financial, dated as of the date of the Proxy Statement and not withdrawn prior to the date of the shareholder meeting referred to in
Section 5.1, to the effect that the Merger Consideration is fair to Boone's shareholders from a financial point of view.

     (h) Jones shall have deposited with the Exchange Agent an amount of immediately available funds (and, to the extent elected by shareholders, Installment Notes) equal to the sums of (i) the aggregate Merger Consideration to be received by the shareholders of Boone and (ii) the aggregate consideration to be received by holders of options issued under the Boone Stock Option Plan pursuant to Article III of the Plan of Merger.

6.3  Conditions Precedent - Jones

     The obligations of Jones to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by Jones pursuant to Section 7.4 hereof.

     (a) The representations and warranties of Boone set forth in Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Section 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct (without reference to any limitation as to materiality or knowledge contained in such representations and warranties) would have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of Boone on a consolidated basis.

     (b) Boone shall have performed all obligations and covenants required to be performed by it on or prior to the Effective Time, except to extent such non-performance would not have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of Boone on a consolidated basis.

     (c) Boone shall have delivered to Jones a certificate, dated the date of the Closing and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

     (d) There shall have been obtained all permits, consents, waivers, clearances, approvals and authorizations of all third parties which are necessary in connection with the consummation of the Merger and the other transactions contemplated hereby the failure of which to obtain would have a material adverse effect on the financial condition, results of operations, business or prospects of Boone on a consolidated basis or on the ability of Jones or Boone to consummate the transactions contemplated hereby and the Plan of Merger, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any term or condition which would materially impair the value of Boone and the Boone Subsidiary to Jones, provided that a condition or requirement that after the Effective Time Jones
(i) comply with OTS regulations governing the exercise of trust powers by Boone, sales of securities through the offices of Boone or transactions between Jones or a Jones Subsidiary and Boone, or
(ii) retain an experienced trust officer acceptable to the OTS shall not be deemed to result in such a material impairment of value.

     (e)  Jones shall have received an opinion of Housley
Goldberg Kantarian & Bronstein, P.C., Washington, D.C., and local counsel in Columbia, Missouri, dated the date of the Closing, that collectively address the matters set forth in Annex III hereto.

     (f) The parties referred to in Sections 5.8(a) and (d) shall have entered into the agreements and adopted the amendments referred to therein and such agreements and amendments shall be in full force and effect.

     (g) Boone shall have furnished Jones with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6. as such conditions relate to Boone as Jones may reasonably request.

     (h) F.H. Kruse, Jr. shall be employed by Boone and shall have given no indication that he shall not remain so employed following the Effective Time. Boone shall have amended its employment agreement with F.H. Kruse, Jr., in form and substance satisfactory to Jones, to provide that such agreement shall terminate upon Closing. F.H. Kruse, Jr. shall have accepted Jones' offer to purchase a .25% general partnership interest in Jones for a payment of $232,769, pursuant to which Mr. Kruse would receive from Jones an annual salary of $100,000 per year.

     (j) Holders of no more than 10% of the outstanding shares of Boone Common Stock at the Effective Time shall have made a demand for appraisal and payment in accordance with 12 C.F.R. S552.14(c)(2) and not voted for the Merger and not otherwise duly withdrawn such demand.

     (k) There shall have been no material adverse change in the financial condition, results of operation, business or prospects of Boone following the date hereof other than changes resulting from or attributable to or resulting from (i) changes in laws, regulations, generally accepted accounting principles, or interpretations thereof, that affect the banking or savings and loan industries generally, or (ii) reasonable expenses incurred in connection with transactions contemplated by this Agreement and the Plan of Merger.


                            ARTICLE VII

                   TERMINATION, WAIVER AND AMENDMENT


7.1  Termination

     This Agreement may be terminated:

     (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

     (b) at any time on or prior to the Effective Time, by Jones in writing if Boone has, or by Boone in writing if Jones has, breached (and such breach has not been waived in writing) (i) any covenant or undertaking contained herein or in the Plan of Merger, which breach, individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations, business or prospects of Boone or on Boone's ability to consummate the transactions contemplated hereby (if the breach is by Boone) or on Jones' ability to consummate the transactions contemplated hereby (if the breach is by Jones), or (ii) any representation or warranty contained herein, which breach (without reference to any limitation as to materiality or knowledge contained in such representation or warranty), individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations, business or prospects of Boone or on Boone's ability to consummate the transactions contemplated hereby (if the breach is by Boone) or on Jones' ability to consummate the transactions contemplated hereby (if the breach is by Jones), in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;

     (c) at any time, by any party hereto in writing, if any of the applications for prior approval referred to in Section 5.2 hereof are denied or are approved contingent upon the satisfaction of any condition or requirement which, in the reasonable opinion of Jones, would so materially adversely affect the business or economic benefits of the transactions contemplated by this Agreement as to render consummation of such transactions unduly burdensome, and the time period for appeals and requests for reconsideration has run, provided that a condition or requirement that after the Effective Time Jones
(i) comply with OTS regulations governing the exercise of trust powers by Boone, sales of securities through the offices of Boone or transactions between Jones or a Jones Subsidiary and Boone, or
(ii) retain an experienced trust officer acceptable to the OTS shall not be deemed to result in such a material adverse effect;

     (d)  [intentionally left blank]

     (e) at any time, by any party hereto in writing, if the shareholders of Boone do not approve this Agreement, the Plan of Merger and the Charter Amendment in the required manner by a vote taken thereon at a meeting duly called for such purpose unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be performed or observed by such party at or before such meeting of shareholders;

     (f) by any party hereto in writing, if the Effective Time has not occurred by the close of business one year from the date hereof, provided that this right to terminate shall not be available to any party whose failure to perform an obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by such date; and

     (g) at any time by any party hereto in writing if such party is not in default hereunder and such party determines in good faith that any condition precedent to such party's obligations to consummate the Merger and the other transactions contemplated hereby is or would be impossible to satisfy, and such condition is not waived by such party.

7.2  Effect of Termination

     In the event that this Agreement is terminated pursuant to
Section 7.1 hereof, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in
Section 5.4 and Section 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b),
(e), (f) or (g) shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

7.3  Survival of Representations, Warranties and Covenants

     All representations, warranties and covenants (other than covenants which are by their terms to be performed after the Effective Time) in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Jones or Boone (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Jones or Boone, the aforesaid representations, warranties and covenants being material inducements to consummation by Jones and Boone of the transactions contemplated hereby.

7.4  Waiver

     Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement and the Plan of Merger by the shareholders of Boone) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party or, to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein or the Plan of Merger or (iii) the performance by the other party of any of its obligations set forth herein or therein, provided that any such waiver granted, or any amendment or supplement pursuant to
Section 7.5 hereof executed, after shareholders of Boone have approved this Agreement and the Plan of Merger shall not modify either the amount or form of the Merger Consideration or otherwise materially adversely affect any of such shareholders without the approval of the shareholders who are so affected.

7.5  Amendment or Supplement

     This Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of Jones and Boone, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and in the case of Boone, approved by its Board of Directors.


                             ARTICLE VIII

                            MISCELLANEOUS


8.1  Expenses

     Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, provided that in the event of a termination of this Agreement resulting from a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for the expenses of the other parties without prejudice to any other remedies as may be available to the non-breaching party.

8.2  Entire Agreement

     This Agreement, including the exhibits and annexes hereto and the documents referred to herein, contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically provided herein, nothing in this Agreement and the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

8.3  Assignment

     Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, provided that following the Effective Time Jones may assign its obligations hereunder in connection with any sale of Boone.

8.4  Notices

     All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

     If to Jones:

          The Jones Financial Companies
          201 Progress Parkway
          Maryland Heights, Missouri 63043-3042
          Attn:  Steven Novik


     With a required copy to:

          Bryan Cave
          One Metropolitan Square
          211 North Broadway
          St. Louis Missouri 63102-2750
          Attn: J. Mark Klamer

     If to Boone:

          Boone National Savings and Loan Association, F.A.
          901 East Broadway,
          Columbia, Missouri 65201
          Attn:  F.H. Kruse, Jr.

     With a required copy to:

          Housley Goldberg Kantarian & Bronstein, P.C.
          Suite 700
          1220 19th Street, N.W.
          Washington D.C. 20036
          Attn:  James C. Stewart, Esq.

8.5  Interpretation

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement and shall not be used to help construe the meaning hereof.

8.6  Counterparts

     This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                              THE JONES FINANCIAL COMPANIES



                         By:
                              Name:
                              Title: General Partner



                              BOONE NATIONAL SAVINGS AND LOAN
                                   ASSOCIATION, F.A.



                         By:
                              Name:
                              Title:


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                              THE JONES FINANCIAL COMPANIES



                         By:
                              Name:
                              Title: General Partner



                              BOONE NATIONAL SAVINGS AND LOAN
                                   ASSOCIATION, F.A.



                         By:
                              Name:
                              Title:


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                              THE JONES FINANCIAL COMPANIES



                         By:
                              Name:
                              Title: General Partner



                              BOONE NATIONAL SAVINGS AND LOAN
                                   ASSOCIATION, F.A.



                         By:
                              Name:
                              Title:


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


                              THE JONES FINANCIAL COMPANIES



                         By:
                              Name:
                              Title: General Partner



                              BOONE NATIONAL SAVINGS AND LOAN
                                   ASSOCIATION, F.A.



                         By:
                              Name:
                              Title:



EXHIBIT A

                             PLAN OF MERGER

     Plan of Merger, dated as of ____________ ___, 199__, by and between [Jones Interim Bank, F.A.], a federally chartered savings and loan association ("Interim") and Boone National Savings and Loan Association, F.A., a federally chartered stock savings and loan association ("Boone") and concurred in by The Jones Financial Companies ("Jones"), a Missouri partnership, which is the sole shareholder of Interim.


                          W I T N E S S E T H:

     WHEREAS, Interim is a wholly-owned subsidiary of The Jones
Financial Companies, a Missouri limited partnership ("Jones");

     WHEREAS, Jones and Boone have previously entered into an Agreement and Plan of Acquisition, dated as of October 25, 1994
(the "Agreement");

     WHEREAS, Jones has organized Interim in connection with the application for regulatory approval of the transactions contemplated hereby and by the Agreement; and

     WHEREAS, pursuant to the Agreement and this Plan of Merger, and subject to the terms and conditions set forth therein and herein, Interim shall be merged with and into Boone, with Boone the surviving corporation of such merger;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree as follows:


                                ARTICLE I

                               DEFINITIONS


     Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     1.1 "Boone Common Stock" shall mean the common stock, par value $1.00 per share, of Boone.

     1.2  "Boone Stock Option Plan" shall mean the Boone National
Savings and Loan Association, F.A. 1990 Stock Option Plan.

     1.3 "Effective Time" shall mean the date and time at which the merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

     1.4 "Merger Consideration" shall be equal to $69.78 for each of the 115,041 outstanding shares of Boone Common Stock.

     1.5  "FDIC" shall mean the Federal Deposit Insurance
Corporation, or any successor thereto.

     1.6  "FHLB" shall mean Federal Home Loan Bank.

     1.7  "HOLA" shall mean the Home Owners' Loan Act.

     1.8 "Merger" shall refer to the merger of Boone with and into Interim as provided in Section 2.1 of this Plan of Merger.

     1.9 "Merging Corporations" shall collectively refer to Interim and Boone.

     1.10 "Shareholder Meeting" shall mean the annual or special meeting of the shareholders of Boone held in accordance with the terms of Section 5.1 of the Agreement.

     1.11 "Surviving Corporation" shall mean Boone as the surviving corporation of the Merger.


                               ARTICLE II

                          TERMS OF THE MERGER

     2.1 The Merger. Subject to the terms and conditions set forth in the Agreement, at the Effective Time, Interim shall be merged with and into Boone pursuant to the HOLA and the rules and regulations promulgated thereunder. Boone shall be the Surviving Corporation of the Merger and shall continue to be a savings association governed by the laws of the United States. At the Effective Time, the separate existence and corporate organization of Interim shall cease, and the Surviving Corporation shall be deemed to be a continuation of Interim and Boone such that all property of Interim and Boone, including rights, titles and interests in and to all property of whatsoever kind, whether real, personal or mixed, and things in action, and every right, privilege, interest and asset of any conceivable value or benefit then existing, or pertaining to them or which would inure to them, including appointments, designations and nominations, and all other rights and interests as trustee, personal representative, guardian and conservator, and in every other fiduciary capacity, shall immediately by act of law and without any conveyance or transfer and without further act or deed be vested in and continue to be that property of the Surviving Corporation; and the Surviving Corporation shall have, hold and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by Interim and Boone.

     2.2 Effective Time. The Merger shall become effective at 5:00 p.m. on the date of Closing (as defined in the Agreement) or as otherwise specified by law, in accordance with the provisions of HOLA and the rules and regulations thereunder ("Effective Time").

     2.3 Name of the Surviving Corporation. The name of the Surviving Corporation shall remain "Boone National Savings and
Loan Association, F.A.".

     2.4 Charter. On and after the Effective Time, the Charter of [Interim] [Boone] shall be the Charter of the Surviving
Corporation, until further amended in accordance with applicable law.

     2.5  Bylaws.  On and after the Effective Time, the Bylaws of
[Interim] [Boone] shall be the Bylaws of the Surviving
Corporation, amended as necessary to conform to the requirements of Section 2.6, until further amended in accordance with applicable law.

     2.6 Directors and Officers. On and after the Effective Time, until changed in accordance with the Charter and Bylaws of the Surviving Corporation, (i) the directors of the Surviving Corporation shall number __________ and consist of the directors of Boone immediately prior to the Effective Time and two directors appointed by Jones pursuant to Section 5.8(c) of the Agreement and (ii) the officers of the Surviving Corporation shall be the officers of Boone immediately prior to the Effective Time. The directors and officers of the Surviving Corporation shall hold office in accordance with the Charter and Bylaws of the Surviving Corporation. Attached hereto as Annex I is a list of the directors (including addresses and occupations) and officers (including addresses) of the Surviving Corporation.

     2.7 Capital Stock. The number of authorized shares of capital stock shall be the same as that of Boone immediately prior to the Effective Time.

     2.8  Office Location.  The home office of the Surviving
Corporation shall be in Columbia, Missouri.

     2.9 Savings Accounts. The savings accounts of Boone shall remain savings accounts of the Surviving Corporation.

                              ARTICLE III

                CONVERSION OF BOONE AND INTERIM SHARES

     3.1  Conversion of Boone Common Stock, Options to Purchase
          Boone Common Stock and Interim Common Stock.

     (a) At the Effective Time, each share of Boone Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares held by Jones or any wholly-owned subsidiary thereof, with the exception of shares held in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith or (ii) shares held by a holder who has made a demand for appraisal and payment in accordance with 12 C.F.R. S552.14(c)(2) and who has not voted for the Merger) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, payable in cash, without interest thereon. As of the Effective Time, each share of Boone Common Stock held by Jones or any wholly-owned subsidiary thereof, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith, and shares held as treasury stock of Boone, shall be cancelled, retired and cease to exist, and no exchange or payment shall be made in respect thereof.

     (b) Prior to the Effective Time, Boone shall obtain a written, executed Release and Waiver Agreement from each holder of an outstanding option to purchase Boone Common Stock pursuant to the Stock Option Plan, whether or not then vested or exercisable. Pursuant to such Release and Waiver Agreement, the holder shall agree to release any and all rights, claims or actions which he may have with respect to the Stock Option Plan. As consideration for execution of such release, following the Effective Time, Jones shall pay to the holder for each such option an amount determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such option by (ii) the number of shares of Boone Common Stock subject to such option.

     (c) Each holder of shares of Boone Common Stock at the Effective Time who has made a demand for appraisal and payment in accordance with 12 C.F.R. S552.14(c)(2) and who has not voted for the Merger or duly withdrawn such demand shall be entitled to those rights to which such holder is entitled under applicable law.

     (d) At the Effective Time, each issued and outstanding share of Interim Common Stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     3.2  Surrender of Shares.

     (a) At or after the Effective Time, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Boone Common Stock (other than (i) any shares held by Jones or any wholly-owned subsidiary thereof, with the exception of shares held in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith or
(ii) shares held by a holder who has made a demand for appraisal and payment in accordance with 12 C.F.R. S552.14(c)(2) and who has not voted for the Merger or duly withdrawn such demand), upon surrender of the same to an agent (which agent may be the Surviving Corporation) duly appointed by Jones whose appointment is reasonably acceptable to Boone (the Surviving Corporation being deemed to be reasonably acceptable) ("Exchange Agent") and a properly completed Letter of Transmittal (as defined below), shall be entitled to receive in exchange therefor a check for an amount equal to the Merger Consideration multiplied by the number of shares of Boone Common Stock theretofore represented by the certificate or certificates so surrendered. The Exchange Agent shall mail to each holder of record of an outstanding certificate which immediately prior to the Effective Time evidenced shares of Boone Common Stock (other than (i) any shares held by Jones or any wholly-owned subsidiary thereof, with the exception of shares held in a fiduciary capacity or in satisfaction of a debt previously contracted in good faith or (ii) shares held by a holder who has made a demand for appraisal and payment in accordance with 12 C.F.R. S552.14(c)(2) and who has not voted for the Merger or duly withdrawn such demand), a form of letter of transmittal ("Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the Merger and of the procedure for surrendering to the Exchange Agent such certificate in exchange for a check in the amount of the aggregate Merger Consideration therefor.

     The Merger Consideration shall be paid to the shareholders by the Exchange Agent by check, except that if a shareholder owns 1000 or more shares of Boone Common Stock, he or she may elect (prior to the shareholder meeting described in Section 5.1 in the Agreement) to receive, in lieu of a check for the aggregate Merger Consideration due such holder, a check of one-quarter of the aggregate Merger Consideration due such holder and an Installment Note (as defined herein) in a form reasonably acceptable to Boone for three-quarters of such amount ("Note Amount"), provided that if the issuance thereof would require registration under the Securities Act of 1933, as amended, the cost of such registration (to a maximum of $1.00 per share owned by such holder) would be deducted from the principal amount of such Installment Note. An "Installment Note" (i) will be a promissory note of Jones in the amount of the Note Amount,
(ii) will be backed by an irrevocable non-transferrable stand-by letter of credit issued by a bank ("Letter of Credit"),
(iii) will accrue interest at annual rate equal to the 18 month treasury bill rate at the Effective Time, less 50 basis points (an amount equal to the Letter of Credit fee) or, if higher, the lowest applicable short-term rate as determined in S1274(d) of the Internal Revenue Code of 1986, as amended, at the Effective Time in respect of the Installment Note, and (iv) will be payable in three equal installments of principal on the first, second and third yearly anniversary of the Effective Time, with interest on the outstanding and unpaid principal for the previous year also payable on such anniversary dates.

     (b) No holder of a certificate theretofore representing shares of Boone Common Stock shall be entitled to any dividend, voting or other rights of a shareholder of Boone following the Effective Time.

     (c) On or prior to the Effective Time, Jones shall deposit with the Exchange Agent an amount of immediately available funds equal to the sum of (i) the aggregate Merger Consideration to be received by the shareholders of Boone and (ii) the aggregate consideration to be received by holders of options issued under the Boone Stock Option Plan pursuant to this Plan of Merger. The Exchange Agent shall not pay the aggregate Merger Consideration that each holder of certificates theretofore representing shares of Boone Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Boone Common Stock for exchange as provided in this Section 3.2, or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be required in each case by Jones. If any check or Installment Note is to be issued in a name other than that in which the certificate theretofore representing Boone Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person making such request pay to the Exchange Agent any transfer or other tax required thereby or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d)  The payment of any consideration referred to in Section
3.1(c) hereof to holders of options to purchase Boone Common
Stock shall be subject to the execution by any such holder of such instruments of cancellation of rights as Jones may reasonably deem appropriate.


                              ARTICLE IV

                              TERMINATION

     This Plan of Merger shall terminate upon any termination of the Agreement.


                               ARTICLE V

                            MISCELLANEOUS


     5.1 Conditions Precedent. The respective obligations of each party under this Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Agreement, including but not limited to, approval of this Plan of Merger and the Agreement, and the transactions contemplated hereby and thereby, by the stockholders of Boone, by Jones in its capacity as the sole stockholder of Interim and by all applicable regulatory authorities.

     5.2 Amendments. To the extent permitted by the HOLA, this Plan of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Article III of this Plan of Merger relating to the consideration to be paid for the shares of Boone Common Stock shall not be amended after the Shareholder Meeting so as to modify either the amount or the form of such consideration or to otherwise materially adversely affect the shareholders of Boone without the approval of the shareholders of Boone who are so affected.

     5.3 Successors. This Plan of Merger shall be binding on the successors of Jones, Interim and Boone.

     IN WITNESS WHEREOF, Interim and Boone have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

                              [JONES INTERIM BANK, F.A.]




                         By:
                              Name:
                              Title:



                              BOONE NATIONAL SAVINGS AND LOAN
                                   ASSOCIATION, F.A.



                         By:
                              Name:
                              Title:


     Jones concurs in the foregoing Plan of Merger and undertakes that it will be bound thereby and that it will do and perform all acts and things therein referred to or provided to be done by it.

                              THE JONES FINANCIAL COMPANIES





                              By: ___________________________
                                   General Partner




EXHIBIT B

                       STOCKHOLDER AGREEMENT


     STOCKHOLDER AGREEMENT, dated as of October 25, 1994 by and among The Jones Financial Companies, a Missouri limited partnership ("Jones") and certain stockholders of Boone National Savings and Loan Association, F.A., a federally chartered stock savings and loan association ("Boone") named on Schedule I hereto (collectively the "Stockholders").

     WHEREAS, Jones and Boone have entered into an Agreement and Plan of Acquisition, dated as of the date hereof ("Agreement");

     WHEREAS, Jones will organize [Jones Interim Bank, F.A.]
("Interim") in connection with the application for regulatory approval of the transactions contemplated by the Agreement;

     WHEREAS, the Agreement provides for, among other things, the merger of Interim with and into Boone (the "Merger"), pursuant to a Plan of Merger which is attached as Exhibit A to the Agreement;
and

     WHEREAS, in order to induce Boone to enter into the Agreement, each of the Stockholders agrees to, among other things, vote in favor of the Agreement and the related Plan of Merger in their capacities as stockholders of Boone;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Ownership of Boone Common Stock. Each Stockholder represents and warrants that the Stockholder has or shares the right to vote and dispose of the number of shares of common stock of Boone, par value $1.00 per share ("Boone Common Stock"), set forth opposite such Stockholder's name on Schedule I hereto.

2. Agreements of the Stockholders. Each Stockholder covenants and agrees that:

          (a) such Stockholder shall, at any meeting of Boone's stockholders called for the purpose, vote, or cause to be voted, all shares of Boone Common Stock in which such stockholder has the right to vote (whether owned as of the date hereof or hereafter acquired) in favor of the Agreement and related Plan of Merger and against any plan or proposal pursuant to which Boone is to be acquired by or merged with, or pursuant to which Boone proposes to sell all or substantially all of its assets and liabilities to, any person, entity or group (other than Jones or any affiliate thereof);
          (b) except as otherwise expressly permitted hereby, such Stockholder shall not, prior to the meeting of Boone's stockholders referred to in Section 2(a) hereof or the earlier termination of the Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of the Stockholder's shares of Boone Common Stock; and

          (c) such Stockholder shall not in his capacity as a stockholder of Boone directly or indirectly encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Jones or an affiliate thereof) concerning any merger, sale of substantial assets or liabilities not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Boone or any subsidiary of Boone (provided that nothing herein shall be deemed to affect the ability of any Stockholder to fulfill his duties as a director or officer of Boone); and

          (d) such Stockholder shall use his best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the agreements contemplated by this Stockholder Agreement.

3. Successors and Assigns. A Stockholder may sell, pledge, transfer or otherwise dispose of his shares of Boone Common Stock, provided that such Stockholder obtains the prior written consent of Jones and that any acquiror of such Boone Common Stock agree in writing to be bound by the terms of this Stockholder Agreement.

4. Termination. The parties agree and intend that this Stockholder Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this Stockholder Agreement are inadequate. This Stockholder Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms.

5. Notices. Notices may be provided to Jones and the Stockholders in the manner specified in Section 8.4 of the Agreement, with all notices to the Stockholders being provided to them at Boone in the manner specified in such section.

6. Governing Law. This Stockholder Agreement shall be governed by the laws of the State of Missouri, without giving effect to the principles of conflicts of laws thereof.

7. Counterparts. This Stockholder Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

8. Headings and Gender. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stockholder Agreement. Use of the masculine gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.

     IN WITNESS WHEREOF, Jones and each of the Stockholders have caused this Stockholder Agreement to be executed as of the day and year first above written.

                    THE JONES FINANCIAL COMPANIES


                    By:
                         Name:
                         Title: General Partner


                    BOONE STOCKHOLDERS:


                    __________________________________
                    Dale Nichols


                    __________________________________
                    Thomas R. Gray


                    __________________________________
                    F.H. Kruse, Jr.


                    __________________________________
                    Robert D. Black


                    __________________________________
                    Jose L. Lindner


                    __________________________________
                    Donald Schilling


                    __________________________________
                    Dr. Harry M. Sulzberger



                           SCHEDULE I



                       Name of Stockholder

                       Number of Shares of
              Boone Common Stock Beneficially Owned


Dale Nichols


Thomas R. Gray


F.H. Kruse, Jr.


Robert D. Black


Jose L. Lindner


Donald Schilling


Dr. Harry M. Sulzberger










ANNEX I


[Matters to be covered in Opinion(s) of Counsel to be delivered to Boone pursuant to Section 6.2(d) of the Agreement]

     (a) Interim is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Jones is validly existing under the laws of Missouri.

     (b) All of the outstanding shares of capital stock of Interim have been duly authorized and validly issued, are fully paid and nonassessable.

     (c) The Agreement and the Plan of Merger have been duly authorized, executed and delivered by Jones and Interim, respectively, and constitute valid and binding obligations of Jones and Interim, respectively, enforceable in accordance with their terms, except that the enforceability of the obligations of Jones and Interim may be limited by (i) bankruptcy, receivership or conservatorship, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement and the Plan of Merger.

     (d) All partnership, corporate and shareholder actions required to be taken by Jones and Interim by law and their Partnership Agreement or Articles of Incorporation and Bylaws, as applicable, to authorize the execution and delivery of the Agreement and the Plan of Merger, as applicable, and consummation of the Merger have been taken.

     (e) All permits, consents, waivers, clearances, approvals and authorizations of any regulatory or governmental body which are necessary to be obtained by Jones and Interim to permit the execution, delivery and performance of the Agreement and the Plan of Merger, respectively, and consummation of the Merger have been obtained.

     (f) Assuming due authorization of the Merger by all necessary corporate and governmental proceedings on the part of Boone and that Boone has taken all action required to be taken by it prior to the Effective Time, (i) the Merger will be validly consummated in accordance with the Agreement, the Plan of Merger and applicable laws and regulations, provided that no opinion will be expressed pursuant to the treatment of outstanding options set forth in the Plan of Merger, and (ii) each outstanding share of Common Stock will be converted as specified in the Plan of Merger.

     Such counsel also shall state that it has no reason to believe that the information provided by Jones in writing and relating to Jones contained in the Proxy Statement, as of the date(s) such Proxy Statement was mailed to shareholders of Boone and up to and including the date(s) of the meeting of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matters of fact, certificates of officers or partners of Jones or any Jones Subsidiary. The opinion of such counsel need refer only to matters of Missouri and federal law, and may add other qualifications and explanations of the basis of their opinion as may be reasonably acceptable to Boone.

ANNEX II


[Matters to be covered in Opinion of Counsel to be delivered to Jones pursuant to Section 6.3(e) of the Agreement]


     (a) Each of Boone and the Boone Subsidiary is duly incorporated and validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation.

     (b) Boone is a federally chartered stock savings and loan association which is a member in good standing of the Federal Home Loan Bank of Des Moines, and the deposit accounts of Boone are insured by the Savings Association Insurance Fund administered by the FDIC to the maximum extent permitted by the FDIA.

     (c) The authorized capital stock of Boone consists of 2,500,000 shares of Boone Common Stock. All of the outstanding shares of Boone Common Stock have been duly authorized and validly issued and (assuming receipt of the consideration provided for in the Association's Plan of Conversion) are fully paid and nonassessable, and the shareholders of Boone have no preemptive rights with respect to any shares of capital stock of Boone. All of the outstanding shares of capital stock of the Boone Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, to the knowledge of such counsel, and except as Previously Disclosed, are directly or indirectly owned by Boone free and clear of all liens, claims, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. To such counsel's knowledge, except (i) for options to purchase [10,229] shares of Boone Common Stock pursuant to the Boone Stock Option Plan which are outstanding as of the date hereof, neither Boone nor the Boone Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Boone or of the Boone Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.

     (d) The Agreement and the Plan of Merger have been duly authorized, executed and delivered by Boone and constitute valid and binding obligations of Boone enforceable in accordance with their terms, except that the enforceability of the obligations of Boone may be limited by (i) receivership or conservatorship, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors, (ii) equitable principles limiting the right to obtain specific performance or other similar equitable relief and (iii) considerations of public policy, and except that certain remedies may not be available in the case of a nonmaterial breach of the Agreement and the Plan of Merger.

     (e) All corporate and shareholder actions required to be taken by Boone by law and the Charter and Bylaws of Boone to authorize the execution and delivery of the Agreement and the Plan of Merger and consummation of the Merger have been taken.

     (f) All permits, consents, waivers, clearances, approvals and authorizations of any regulatory or governmental body which are necessary to be obtained by Boone to permit the execution, delivery and performance of the Agreement and the Plan of Merger and consummation of the Merger have been obtained.

     (g) Assuming due authorization of the Merger by all necessary partnership, corporate and governmental proceedings on the part of Jones and Interim and that Jones and Interim have taken all action required to be taken by them prior to the Effective Time, (i) the Merger will be validly consummated in accordance with the Agreement, the Plan of Merger and applicable laws and regulations, and (ii) each outstanding share of Boone Common Stock and each option to purchase shares of Boone Common Stock will be converted in the manner specified in the Plan of Merger.

     (h) To such counsel's knowledge, and except as Previously Disclosed, there are no material legal or governmental proceedings pending to which Boone or the Boone Subsidiary is a party or to which any property of Boone or the Boone Subsidiary is subject and no such proceedings are threatened by governmental authorities or by others.

     Such counsel participated in conferences with management of, and the independent public accountants for, the Association and representatives of Jones and its counsel and while counsel has not undertaken to independently verify, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement, such counsel may state that based on such conferences nothing has come to its attention to cause it to believe that the information in the Proxy Statement (other than information relating to Jones provided by Jones in writing and included in the Proxy Statement), as of the date(s) such Proxy Statement was mailed to shareholders of Boone and up to and including the date(s) of the meeting of shareholders to which such Proxy Statement relates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     In rendering their opinion, such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate, upon certificates of governmental officials and, as to matter of fact, certificates of officers of Boone or the Boone Subsidiary. The opinion of such counsel need refer only to matters of Missouri and federal law, may rely upon counsel reasonably satisfactory to Jones on matters of Missouri law (or, alternatively, provide for the delivery of an opinion of local counsel with respect to such matters). Such counsel may expressly exclude any opinions as to choice of law matters and anti-trust matters and may add such other qualifications and explanations of its opinions as are consistent with the Legal Opinion Accord prepared by the Section of Business Law of the American Bar Association.